EX-20

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS





                                CONCORD EFS, INC.
                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS




To the Stockholders of
Concord EFS, Inc.
         Notice is hereby given that the Annual Meeting of Stockholders of Concord EFS, Inc. will be held at Colonial Country Club, 2736 Countrywood Parkway, Memphis, Tennessee on May 24, 2001 beginning at 9:30 a.m. CST, for the following purposes:

1.   To elect directors to serve for the ensuing year;

2. To approve the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock;

3. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on March 16, 2001 as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Concord's By-Laws require that the holders of a majority of all stock issued, outstanding and entitled to vote be present in person or represented by proxy at the meeting in order to transact business.

                       By Order of the Board of Directors




                                Richard M. Harter
                                    Secretary

April 6, 2001

                 WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                   PLEASE SIGN AND RETURN THE ENCLOSED PROXY.

             No postage is required if mailed in the United States.

                                CONCORD EFS, INC.

                                 PROXY STATEMENT
                                  April 6, 2001

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Concord EFS, Inc. of proxies for use at its Annual Meeting of Stockholders to be held on May 24, 2001 and any adjournments thereof. Shares as to which proxies have been executed will be voted as specified in the proxies. A proxy may be revoked at any time by notice in writing received by the Secretary of Concord before it is voted. A majority in interest of the outstanding shares, whether represented at the meeting in person or by proxy, shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining whether a quorum is present for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. At the Annual Meeting, the voting will be by voice vote unless any stockholder entitled to vote requests that voting be by ballot.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         Concord's only issued and outstanding class of voting securities is its Common Stock, par value $0.33 1/3 per share. Each stockholder of record is entitled to one vote for each share registered in that stockholder's name on March 16, 2001. As of that date, our Common Stock was held by approximately 54,000 stockholders.

         The following table sets forth, as of March 16, 2001, the ownership of our Common Stock by each person who is known to us to own beneficially more than 5% of our outstanding Common Stock, by each director who owns shares and by all of our directors and officers as a group.



                                                Amount and Nature
                                                  of Beneficial     Percent of
                                                   Ownership         Outstanding
Beneficial Owner (1)                                Owned             Shares (2)
- --------------------------------------------    --------------------   --------
Dan M. Palmer, Chairman of the Board & CEO        5,105,775    (3)       2.1%
Edward A. Labry III, Director and President       4,422,192    (4)       1.8%
Edward T. Haslam, Chief Financial Officer            95,250    (5)         *
Vickie Brown, Chief Operations Officer               56,561    (6)         *
William E. Lucado, Sr. Vice-President                89,737    (7)         *
Douglas C. Altenbern, Director                       16,750    (8)         *
J. Richard Buchignani, Director                      40,274    (9)         *
Ronald V. Congemi, Director                         239,706   (10)         *
Richard M. Harter, Director and Secretary           121,550    (9)         *
Richard P. Kiphart, Director                      5,239,282   (11)       2.2%
Jerry D. Mooney, Director                            60,612    (9)         *
Paul Whittington, Director                           34,593    (9)         *
All officers and directors as a group            15,522,282   (12)       6.4%
(12 persons)
William Blair & Company, L.L.C.
222 West Adams Street
Chicago, IL 60606                                19,496,453   (13)       8.1%

(1) The address of each beneficial owner who is also a director or officer is the same as Concord's.
(2) Percentage ownership is based on 242,043,621 shares issued and outstanding as of March 16, 2001, plus the number of shares subject to options exercisable within 60 days after the record date by the person or the aggregation of persons for which such percentage ownership is being determined.
(3) Shares owned include 5,085,775 shares covered by stock options exercisable within 60 days after the record date.
(4) Shares owned include 4,387,575 shares covered by stock options exercisable within 60 days after the record date.
(5) Shares owned include 91,250 shares covered by stock options exercisable within 60 days after the record date.
(6) Shares owned include 56,560 shares covered by stock options exercisable within 60 days after the record date.
(7) Shares owned include 89,062 shares covered by stock options exercisable within 60 days after the record date.
(8) Shares owned include 6,750 shares covered by stock options exercisable within 60 days after the record date.
(9) Shares owned include 28,000 shares covered by stock options exercisable within 60 days after the record date.
(10) Shares owned consist of shares covered by stock options exercisable within 60 days after the record date.
(11) Shares owned include 13,500 shares covered by stock options exercisable within 60 days after the record date.
(12) Shares owned include an aggregate of 10,082,178 shares covered by stock options exercisable within 60 days after the record date.
(13) The number of shares owned is based on an amended Schedule 13G filed on February 14, 2001 by William Blair and Company, L.L.C. ("Blair") reflecting ownership as of December 31, 2000. The amended Schedule 13G provides that such number of shares includes 5,858,185 shares beneficially owned by principals of Blair with respect to which Blair disclaims beneficial ownership and 13,638,268 shares held in client accounts at Blair with respect to which Blair disclaims beneficial ownership.

                              ELECTION OF DIRECTORS

         Nine directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Unless a proxy is executed to withhold authority for the election of any or all of the directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following nine nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for director, such instruction will be followed by the persons named in the proxy. All nine of the nominees are now members of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve. In the event that any nominee should be unwilling to serve or not be available, the persons named in the proxies will vote for the others and may vote for a substitute for such nominee. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Shares not voted, whether due to abstention, broker non-vote or otherwise, will have no impact on the election of directors.

Recommended Vote
         The Board of Directors recommends that you vote "FOR" the election of these nine individuals as directors.

         The following table lists the name of each proposed nominee; his or her age; his or her business experience during at least the past five years, including all positions and offices held with Concord or any of its subsidiaries; his or her experience as a director of Concord; and any other directorships held by him or her. There are no family relationships among the nominees. Also, there is no arrangement or understanding between any nominee and any other person pursuant to which he or she is to be selected as a director or nominee, except that, in connection with the acquisition of Star Systems, Inc., Concord agreed that its Board of Directors would elect Mr. Congemi to become a director of Concord.

                                              Office with Concord, Business
Nominees and Ages                     Experience and Year First Elected Director
- ---------------------------       ----------------------------------------------
Dan M. Palmer (58)                Mr.  Palmer has been a director  of Concord  since May 1987,  and was  appointed  Chairman of the Board in 1991. He was named Chief
                                  Executive  Officer  of  Concord  in  1990,  and  Chief  Executive
                                  Officer  of EFS  National  Bank upon its  formation  in 1992.  He joined  Union  Planters  National  Bank in 1982 and  founded  the bank's Electronic Fleet Systems (EFS) operation,  which was later
                                  acquired  by  Concord.   He  continued  as  President  and  Chief
                                  Executive Officer of EFS following the acquisition in 1985.
Edward A. Labry III (38)          Mr.  Labry was named  President  of  Concord  EFS,  Inc.  and EFS
                                  National  Bank in 1994.  Mr.  Labry  joined  Concord in 1984 as a
                                  salesman  in  Concord's  trucking  services  division,   assuming
                                  responsibility  for all  sales  and  marketing  in  that  unit in
                                  1987. In 1990,  Mr. Labry was named chief  marketing  officer for all Concord  companies,  and was appointed  senior vice president in 1991. He is a member of the  international  Advisory  Councils for Visa and  MasterCard,  and serves as director on the board of
                                  MS Carriers.
Douglas C. Altenbern (64)*+       Mr.  Altenbern  has been a  director  of Concord  since  February
                                  1998. Mr.  Altenbern  served as Vice Chairman of First  Financial
                                  Management  Corporation  until 1989, at which time he resigned to found Argosy Network Corporation,  of which he served as Chairman and  CEO.  In 1992 he sold his  interest  in  Argosy  and in 1993 founded  Pay  Systems  of  America,  Inc.  of which he  served as
                                  Chairman  and  CEO  through  December  1996.  He  currently  is a private  investor  and serves as a director  on the boards of The
                                  Bradford Funds,  Inc., OPTS, Inc.,  Interlogics,  Inc., CSM, Inc.
                                  and Equitas.
Richard  Buchignani (52)*         Mr.  Buchignani  has been a  director  of  Concord  since  August
                                  1992.  He is a partner in the  Memphis,  Tennessee  office of the law firm of  Wyatt,  Tarrant  & Combs,  LLP,  who also  serves as local  counsel to Concord.  Mr.  Buchignani  has been  affiliated with the law firm  since  1995  when most of the  members  of his firm of 18 years joined Wyatt, Tarrant & Combs, LLP.
Ronald V. Congemi (54)            Mr. Congemi was appointed  director of Concord effective February
                                  22,  2001.  From  1975  to  1984,  he  served  in  a  variety  of management  positions at VISA  International.  In 1984, he joined
                                  Star System,  Inc.  network as founding  President.  Mr.  Congemi became President and CEO of the newly merged HONOR  Technologies,
                                  Inc. and Star System,  Inc. network (renamed Star Systems,  Inc.)
                                  in March 1999,  and he  continues to serve as  President.  He has served  on  the  board  of  directors  of  the  Electronic  Funds
                                  Transfer  Association and as member of both the Consumer  Bankers
                                  Association  Committee on Electronic  Funds Transfer and the BITS
                                  Infrastructure Review Group.


Richard M. Harter (64)*           Mr.  Harter  has  been  Concord's  Secretary  and a  director  of
                                  Concord  since  Concord's  formation.  He is a partner of Bingham
                                  Dana LLP, legal counsel to Concord.
Richard P. Kiphart (58)*          Mr.  Kiphart has been a director of Concord  since March 1997. In
                                  1972 he became a  principal  of William  Blair & Company,  L.L.C.
                                  He  served  as head of  Equity  Trading  from  1972 to  1980.  He joined  the  Corporate  Finance  Department  in 1980 and was made head of that department in January 1995.
Jerry D. Mooney (48)*+            Mr.  Mooney has been a director  of Concord  since  August  1992.
                                  Since   August   1997,   he  had  been   President   and  COO  of
                                  ServiceMaster  Employer  Services,  Inc.  He  retired  from  this position in 1998.  Prior to then he was  President of  Healthcare
                                  New  Business   Initiatives  and  formerly  served  as  Chairman,
                                  President and CEO of ServiceMaster  Diversified  Health Services,
                                  Inc. (formerly VHA Long Term Care) since 1981.
Paul L. Whittington (65)*+        Mr.  Whittington  has been a director of Concord  since May 1993.
                                  Mr.  Whittington  had been the  Managing  Partner of the Memphis,
                                  Tennessee and Jackson,  Mississippi offices of Ernst & Young from
                                  1988 until his  retirement  in 1991.  Since 1979, he had been the partner in charge of consulting at various Ernst & Young offices.

* Member of the Board's Audit Committee.
+ Member of the Board's Compensation Committee.


                            COMPENSATION OF DIRECTORS

         Concord currently pays to each non-employee director of Concord an $8,000 cash director fee each year for attending scheduled board meetings. Each non-employee director receives $1,000 for any special meetings of the full Board or any committee attended. Concord pays the chairman of its Audit Committee an additional $4,000 cash fee each year. In addition, non-employee directors are granted options to purchase 10,875 shares of Concord's common stock at market value on the date of the annual meeting of stockholders. One director receives an annual fee of $8,000 plus $2,000 for each meeting attended. This director is granted options to purchase only 9,000 shares of Concord's stock in the same manner as the other non-employee directors. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees of the Board. Three of the nine nominees are employees of Concord or its subsidiaries and are not separately compensated for serving as directors.

                             EXECUTIVE COMPENSATION

         The following summary compensation table is intended to provide a comprehensive overview of Concord's executive pay practices. It includes the cash compensation paid or accrued by Concord and its subsidiaries for services in all capacities during the fiscal year ended December 31, 2000 to, or on behalf of, each of Concord's named executives. Named executives include the Chief Executive Officer and the President and the three highest paid executive officers.

                                         Summary Compensation Table
                                                                                             Long-Term
    Name and Principal Position           Year            Annual Compensation              Compensation
                                                     ------------------------------    ----------------------
                                                        Salary            Bonus             Securities
                                                         ($)               ($)          Underlying Options*
- ------------------------------------    ---------    -------------     ------------    ----------------------

Dan M. Palmer                             2000         683,654             175,000            1,843,750
 Chairman of the Board                    1999         538,750             393,750            1,687,500
 Chief Executive Officer, Concord         1998         466,538             331,250            1,687,500

Edward A. Labry III                       2000         683,654             175,000            1,843,750
 President, Concord                       1999         538,750             393,750            1,687,500
                                          1998         466,538             331,250            1,687,500

Edward T. Haslam                          2000         233,654             195,000               30,000
 Chief Financial Officer,                 1999         186,200             237,500              185,000
 Concord                                  1998         178,150              85,000               55,363

Vickie Brown                              2000         212,308              40,000               25,000
 Chief Operations Officer,                1999         203,462              40,000               77,500
  EFS National Bank                       1998         184,519              20,000               56,250


William E. Lucado                         2000         200,577              30,000               20,000
 Senior Vice President,                   1999         191,827              40,000               45,000
 Concord                                  1998         164,000              15,000               33,750



* Options awarded have been restated to reflect all stock splits.

Stock Options
         The following tables present the following types of information for options granted to Concord's named executives under Concord's 1993 Incentive Stock Option Plan. Table I presents information regarding options granted and the potential realizable value of such options, and Table II presents information regarding options exercised in the latest fiscal year and the number of unexercised options held. Except as otherwise indicated in the table, provided that the person remains employed by Concord or its subsidiaries, each of the options listed in the table remains outstanding for a period of 10 years and vests in four equal installments commencing on the first anniversary of the applicable grant date.

                                        Table I
                          Options/SARs Granted in 2000

                                                      Individual Grants
                             --------------------------------------------------------------------
         Name                   Number of
                               Securities          % of Total
                               Underlying           Options/          Exercise                      Potential Realizable Value
                                Options/          SARs Granted         or Base                       at Assumed Annual Rates of
                              SARs Granted        to Employees         Price       Expiration       Stock Price Appreciation
                                   (#)               in 2000         ($/Share)        Date              for Option Term
                                                                                                  -----------------------------
                                                                                                        5% ($)       10%($)
- ------------------------     ----------- ----    ----------------    ----------    -----------    ------------     ------------
Dan M. Palmer                 1,562,500  (1)         27.1%            $18.13       2/17/2010       17,810,492       45,135,285
                                281,250  (2)          4.9%            $28.44       9/09/2010        5,031,149       12,749,920
Edward A. Labry III           1,562,500  (1)         27.1%            $18.13       2/17/2010       17,810,492       45,135,285
                                281,250  (2)          4.9%            $28.44       9/09/2010        5,031,149       12,749,920
Edward T.Haslam                  30,000               0.5%            $18.13       2/17/2010          341,961          866,597
Vickie Brown                     25,000               0.4%            $18.13       2/17/2010          284,968          722,165
William E. Lucado                20,000               0.3%            $18.13       2/17/2010          227,974          577,732


(1) Includes options for 562,500 shares which vest over a period of four years and options for 1,000,000 shares which vest on the earlier of February 17, 2005 or a change in control of Concord. (See "Change in Control Arrangements" below for further details.)
(2) These options vest on February 26, 2003. Table II Aggregated Option/SAR Exercises in 2000 and 2000 Year-End Option Values

                                                                            Number of Securities
                                                                                 Underlying           Value of Unexercised
                                                                                Unexercised               In-the-Money
                                                                              Options/SARs at           Options/SARs at
                                                                            Fiscal Year End (#)       Fiscal Year End ($)
                               Shares Acquired on         Value ($)             Exercisable/              Exercisable/
          Name                    Exercise (#)           Realized(1)           Unexercisable           Unexercisable (2)
- --------------------------    ---------------------    ----------------    -----------------------    ---------------------
Dan M. Palmer                       400,000              16,216,426            4,523,277(E)              155,076,578(E)
                                                                               4,116,249(U)              103,105,404(U)
Edward A. Labry III                 400,000              16,084,756            3,825,077(E)              126,129,981(E)
                                                                               4,116,249(U)              103,105,404(U)
Edward T. Haslam                      -0-                    -0-                  46,250(E)                1,037,733(E)
                                                                                 168,750(U)                3,887,574(U)
Vickie Brown                        159,324               4,793,381               19,373(E)                  613,408(E)
                                                                                 111,250(U)                2,791,954(U)
William E. Lucado                    42,981               1,037,684               55,937(E)                1,669,768(E)
                                                                                  86,562(U)                2,218,792(U)

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.
(2) Values are calculated by subtracting the exercise price from the fair market value of the stock on December 31, 2000.
(E)  Exercisable at December 31, 2000.
(U)  Unexercisable at December 31, 2000.

Change in Control Arrangements
         The Incentive Agreements between Concord and each of Mr. Palmer and Mr. Labry contain a change in control provision. Under the agreements, a change in control occurs if any person becomes the beneficial owner of 50% or more of the combined voting power of Concord's then outstanding voting securities, if Concord's stockholders approve a plan to liquidate Concord, or if Concord sells or disposes of all or substantially all of its assets. Upon a change in control, the agreements provide that the full bonus potential under the agreements will be paid for the year in which the change in control occurs, and all stock options granted before the change in control become fully and immediately exercisable. In addition, Mr. Palmer's and Mr. Labry's obligations under the non-compete, non-solicitation and confidentiality provisions of the agreements are shortened to a period of six months following a change in control.

         Concord's 1993 Incentive Stock Option Plan also contains a change in control provision. Each option granted under the plan vests on the date on which any person or entity becomes the beneficial owner of 20% or more of Concord's outstanding shares entitled to vote in the election of directors.

                             COMMITTEES; ATTENDANCE

         The Board of Directors held four regular meetings during the fiscal year ended December 31, 2000. Each of the directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all board committees on which he or she served. During the fiscal year ended December 31, 2000, the Audit Committee held three meetings, and the Compensation Committee held two meetings. The Board of Directors has no Nominating Committee.

           Compensation Committee Interlocks and Insider Participation

     Mr. Altenbern, Mr. Mooney and Mr. Whittington are members of the Compensation Committee, none of whom is or was an executive officer or employee of Concord or had any relationship with Concord requiring disclosure under securities regulations. No Concord officer served on the compensation committee of the board of any entity with an executive officer serving on Concord's Board of Directors.

             Compensation Committee Report on Executive Compensation
General Policy
         It is the policy of the Compensation Committee to establish base salaries, award bonuses and grant stock options to executive officers in such amounts as will assure the continued availability to Concord of the services of the executives and will recognize the contributions made by the executives to the success of Concord's business and the growth over time in the market capitalization of Concord. To achieve these goals, the Committee establishes base salaries at levels which it believes to be below the mid-point for comparable executives in companies of comparable size and scope. The Committee then awards cash bonuses reflecting individual performance during the year for which the awards are made. For executives other than the Chief Executive Officer and President, the Committee receives bonus award recommendations from the Chief Executive Officer. The Committee grants stock options to senior and middle management executives of Concord and its subsidiaries at levels that it believes to be higher than average for comparable companies in order to give the executives significant incentive to improve Concord's revenue and its market capitalization.

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these requirements and believes that Concord's 1993 Incentive Stock Option Plan, as amended, and bonus arrangements for senior officers meet the requirement that they be "performance based" and, therefore, exempt from the limitations on deductibility. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that compliance in a particular instance would not be in the best interest of Concord or its stockholders.

Specific Arrangements for CEO and President
         During 1998, Concord entered into five-year incentive agreements with its Chief Executive Officer and with its President. Each incentive agreement provides for base salary of $550,000 with annual reviews, for a bonus opportunity equal to 50% of base salary with growth in earnings per share being a significant factor in awarding the bonuses and for option grants of 562,500 shares per year. In addition, each incentive agreement provides for a one-time option grant of 1,125,000 shares with a "reload" feature. Under this reload feature, after the stock market price reached $21.33 per share for a stated period, a new option for 562,500 shares was granted at $21.33, and after the stock market price reached $28.44, a new option for 281,250 shares was granted at $28.44.

         The Chief Executive Officer's and the President's base salary, cash bonus and option grants were established by the Committee based upon its members' own experience in their companies and in other companies which they serve as directors or advisors. In addition, the Committee received advice from a compensation consulting firm in setting compensation levels for executive officers. In setting the 2001 base salary and bonus for the Chief Executive Officer and President, the Committee considered Concord's historic rate of increase in revenues and the rate of increase in diluted earnings per share. Additionally, the Committee noted that for the preceding three years Concord's market capitalization growth averaged approximately 77% per year and that these individuals were responsible for past growth and uniquely situated to contribute to Concord's future growth.

                                                     Douglas C. Altenbern
                                                     Jerry D. Mooney
                                                     Paul L. Whittington
Description of Audit Committee
         The Audit Committee, consisting of Messrs. Mooney (Chairman), Altenbern, Buchignani, Harter, Kiphart and Whittington, oversees Concord's financial statements provided to its stockholders and Concord's systems of internal control. The Committee recommends to the Board of Directors both the selection of Concord's independent accountants and the fees and other compensation to be paid to them. In consultation with the selected independent accountants and Concord's internal auditors, the Audit Committee reviews the adequacy of Concord's financial reporting processes.

                             Audit Committee Report

         During the year ended December 31, 2000, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, Ernst & Young, LLP. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and reviewed the results of the independent auditors' examination of the financial statements.

         The Committee also reviewed the written disclosures and the letter from the independent auditors required by Standard No. 1, Independence Discussions with Audit Committees, as amended, discussed with the auditors the auditors' independence, and satisfied itself that the non-audit services provided by Concord's auditors are compatible with maintaining the auditors' independence.

         Based on its reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

         The Committee is governed by a charter which has been adopted by the Board of Directors and is included as Appendix A. The Board of Directors has determined that the members of the Audit Committee are independent as defined in the National Association of Securities Dealers' listing standards.

         This report shall not be deemed to be incorporated by reference into any filings with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Concord specifically incorporates it by reference.

                                                     Jerry D. Mooney
                                                     Douglas Altenbern
                                                     J. Richard Buchignani
                                                     Richard M. Harter
                                                     Richard P. Kiphart
                                                     Paul L. Whittington

                     FIVE YEAR CUMULATIVE STOCKHOLDER RETURN

         Below is a performance graph, which compares Concord's cumulative total stockholder return during the previous five years with the NASDAQ stock market and the NASDAQ financial stocks (Concord's peer group).

                                     NASDAQ              NASDAQ
  Date       Concord EFS, Inc.    Stock Market       Financial Stocks
- ---------    -----------------   ----------------    ----------------
12/31/95           100.00            100.00              100.00
12/31/96           150.44            123.04              128.36
12/31/97           132.47            150.69              196.31
12/31/98           338.49            212.51              190.73
12/31/99           308.53            394.92              189.46
12/31/00           514.47            237.62              207.03

         AMENDMENT TO CONCORD'S CERTIFICATE OF INCORPORATION TO INCREASE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         Concord's authorized capital stock currently consists of 500,000,000 shares of Common Stock, $0.33 1/3 par value. The Board of Directors finds it advisable that Concord's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to 750,000,000 shares, $0.33 1/3 par value.

         The holders of Common Stock are not entitled to preemptive rights to purchase Concord's Common Stock.

         The authorized shares of Common Stock can be issued without stockholder approval upon such terms and in consideration of such amounts as the Board of Directors determines is in Concord's best interest. The Board in the past has issued stock to effect stock splits, to fulfill the exercise of stock options and to make acquisitions. It has no current plans to issue any additional shares of its Common Stock, although Concord currently expects that it will engage in a disciplined process in 2001 to eliminate the stock overhang resulting from its acquisition of Star Systems, Inc. (in which Concord issued 24.75 million shares of unregistered Common Stock).

Dilutive Effect of Issuance of Additional Shares
         The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of Concord's present stockholders. However, issuance of additional shares could have a substantial dilutive effect on present stockholders.

Anti-takeover Effect
         The issuance of additional shares of Common Stock by Concord may also make it more difficult to obtain stockholder approval of various actions, such as a merger or other corporate combination. The proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult an attempt by another person or entity to obtain control of Concord, although the Board of Directors has no present intention of issuing additional shares for such purpose and has no present knowledge of any takeover efforts by any person or entity.

Recommended Vote
         An affirmative vote of a majority of Concord's outstanding Common Stock entitled to vote is necessary to adopt the amendment to Concord's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 750,000,000 shares. Abstentions and broker non-votes will not be counted toward the vote and, thus, will have the effect of a vote against the proposed amendment. The Board of Directors recommends that you vote "FOR" the proposal.

                                  OTHER MATTERS

         The Board of Directors knows of no matters which are likely to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice and referred to herein. If any other matter properly comes before the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

                              CERTAIN TRANSACTIONS

         In connection with the acquisition of Star Systems, Inc., Concord entered into two agreements with Mr. Congemi, who currently serves as a director of Concord and President of Star Systems, Inc. Under one of these agreements, Mr. Congemi agreed to remain at Star Systems, Inc. through the closing of the transaction with Concord and agreed to various other provisions, including confidentiality and non-competition provisions, and Concord agreed to grant Mr. Congemi an option to purchase 200,000 shares of Concord Common Stock. The options granted were pursuant to the terms of Concord's 1993 Incentive Stock Option Plan, as amended, have a 10-year term, have an exercise price equal to the fair market value of Concord's stock on February 1, 2001 and vest with respect to 25% of the shares subject to the option each year as long as Mr. Congemi remains employed by Concord or any of its subsidiaries.

         Under the second agreement with Mr. Congemi, his Salary Continuation Agreement with Star Systems, Inc. was terminated and certain benefits under that agreement were credited to Mr. Congemi and will become payable pursuant to the terms of the Star Non-Qualified Deferred Compensation Plan.

     Bingham Dana LLP serves as legal counsel to Concord. Richard M. Harter, Secretary and Director of Concord, is a partner of that firm. Wyatt, Tarrant and Combs, LLP also serves as legal counsel to Concord. J. Richard Buchignani, Director of Concord, is a partner of that firm.

     In connection with Concord's acquisition of Star Systems, Inc., William Blair & Company, L.L.C. served as financial advisors to Concord and issued a fairness opinion to Concord's Board of Directors. As of December 31, 2000, certain principals (including Richard P. Kiphart, a director of Concord) of William Blair & Company, L.L.C. beneficially owned an aggregate of 5,858,185 shares of Concord's Common Stock.

                         INFORMATION CONCERNING AUDITORS

         Concord has engaged Ernst & Young LLP as independent auditors to audit its financial statements for the year ended December 31, 2000. Information regarding fees for services rendered by Ernst & Young LLP is provided below.

         Representatives of Ernst & Young LLP are expected to be at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Audit Fees

         The aggregate fees billed for professional services rendered for the audit of Concord's financial statements for the year ended December 31, 2000 and the review of the financial statements included in Concord's Forms 10-Q for the year then ended were $343,000.

All Other Fees

         All other fees billed for services rendered by Ernst & Young LLP were $1,292,000, including audit related services of $243,000 and non-audit services of $1,049,000. Audit related services generally include fees for business combinations, accounting consultations, Securities and Exchange Commission registration statements and internal control reviews.

                             STOCKHOLDERS' PROPOSALS

         Stockholder proposals to be submitted for vote at the 2002 Annual Meeting must be delivered to Concord on or before December 7, 2001.

                            EXPENSES OF SOLICITATION

         Solicitations of proxies by mail is expected to commence on April 6, 2001, and the cost thereof will be borne by Concord. Copies of solicitation materials will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and Concord will reimburse them for their reasonable expenses.

                       By Order of the Board of Directors
                                Richard M. Harter
                                    Secretary


                           ANNUAL REPORT ON FORM 10-K

         Concord will deliver without charge to each of its stockholders, upon their written request, a copy of its most recent annual report on Form 10-K and any information contained in any subsequent reports filed with the Securities and Exchange Commission. Requests for such information should be directed to Investor Relations, Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133.

                                   Appendix A

                                CONCORD EFS, Inc.

                             AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate. The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of nonaudit services with the auditors' independence. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

March 2001

                             EXHIBIT 1 - PROXY CARD

                                CONCORD EFS, INC.

                       2525 Horizon Lake Drive, Suite 120
                            Memphis, Tennessee 38133

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dan M. Palmer and Thomas J. Dowling or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Concord EFS, Inc. held by the undersigned on March 16, 2001, at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2001 at Colonial Country Club, 2736 Countrywood Parkway, Memphis, Tennessee beginning at 9:30 a.m. local time, or any adjournment thereof.

                 WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                       PLEASE SIGN AND RETURN THIS PROXY.
- --------------------------------------------------------------------------------
                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 Please sign exactly as your name(s) appear(s) hereon. When shares are held by
joint  tenants,   both  should  sign.   When  signing  as  attorney,   executor,
administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person and state title.
- --------------------------------------------------------------------------------


[X]       PLEASE MARK VOTES
               AS IN THIS EXAMPLE


This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the actions described in Items 1 and 2. In their direction, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

1.   To elect directors to serve for the ensuing year;

                                           For all                       For All
                                           Nominees       Withhold        Except

Douglas C. Altenbern    Edward A. Labry      [ ]            [ ]            [ ]
J. Richard Buchignani   Jerry D. Mooney
Ronald V. Congemi       Dan M. Palmer
Richard M. Harter       Paul L. Whittington
Richard P. Kiphart


NOTE: If you do not wish your shares voted "For" a particular nominee mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted "For" the remaining nominee(s).

2. To approve the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock;

                 Approve                       Disapprove               Abstain

                   [ ]                             [ ]                    [ ]

3. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

CONCORD EFS, INC.


Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

CONTROL NUMBER:
RECORD DATE SHARES:


Please be sure to sign and date this Proxy.        Date:
                                                   -----------------------

- -------------------------       -----------------------------
Stockholder sign here           Co-Owner sign here

DETACH CARD                                                  DETACH CARD
Vote by Telephone                                            Vote by Internet
It's fast, convenient, and immediate!                        It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone                         is immediately confirmed and posted.
Follow these four easy steps:                                Follow these four easy steps:
1.       Read the accompanying Proxy                         1.       Read the accompanying Proxy
     Statement and Proxy Card.                                    Statement and Proxy Card.
2.       Call the toll-free number                           2.       Go to the Website
     1-877-PRX-VOTE (1-877-779-8683)                              http://www.eproxyvote.com/ceft
3.       Enter your Control Number located on your Proxy     3.       Enter your Control Number located on your
     Card.                                                        Proxy Card.
4.       Follow the recorded instructions.                   4.       Follow the instructions provided.
Your vote is important!                                      Your vote is important!
Call 1-877-PRX-VOTE anytime!                                 Go to http://www.proxyvote.com/ceft anytime!
Do not return your Proxy Card if you are voting by Telephone or Internet